Exhibit 3.40(b)
State of Delaware Secretary of State
Division of Corporations
Delivered 06:17 P).I 09/25/2008
FILED 06:17 PM 09/25/2008
SRV 080988897 - 3169284 FILE
STATE of DELA WARE LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION • First: The name of the limited liability company is NYC Ready-Mix, LLC
• Second: The address of its registered office in the State of Delaware is 615 South Dupont flwyintheCityof Dover
Zip Code 199 01 The name of its Registered agent at such address is Capitol Services,
Inc. • Third: çlnsert nny other mutters the niernber-s determine to include hercin.)
hi Witness Whereof, the undersigned have executed is C ficate of Forn.iution this 25thdayof September ,2008
By: tithor :ed erson(s)
Name:.._ . L ndeman Typed or Prin